Exhibit 16.1

September 16, 2009

Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C.  20549

Re:           Yarraman Winery, Inc.
File Reference No:      000-28865

Dear SEC Representative:

We have read the statements made by Yarraman Winery, Inc. regarding the recent change of auditors that will be included under Item 4.01 of the Form 8-K report that they will file. We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants